Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

DERMAdoctor, Inc. (the “Company”) is filing a Registration Statement on Form S-1, as such may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of the Company’s shares of common stock. In connection therewith, pursuant to Rule 438 of the Securities Act, I hereby consent: (i) to being named as a nominee to the board of directors of DERMAdoctor, Inc. in the Registration Statement and related prospectus, and (ii) to the inclusion of certain of my biographical information in the Registration Statement and related prospectus. Furthermore, I consent to serve as a director if, and when, appointed to the board of directors of DERMAdoctor, Inc., effective immediately after the completion of the offering contemplated by the Registration Statement and such prospectus. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Date: March 30, 2018

/s/ Victoria Barnard
Victoria Barnard